                                  EXHIBIT 2.1

                                                                    CONFIDENTIAL



                         AGREEMENT AND PLAN OF MERGER

                                    BETWEEN


                            NORTHWEST SAVINGS BANK

                                      AND

                              CORRY SAVINGS BANK



                            Dated:   June 19, 1997

                               TABLE OF CONTENTS


ARTICLE I.

THE MERGER....................................................  1
1.1.   The Merger.............................................  1
       ----------
1.2.   Effective Time of the Merger...........................  2
       ----------------------------
1.3    Closing................................................  2
       -------
1.4.   Modification of Structure..............................  2
       -------------------------
1.5.   Stock Offering.........................................  2
       --------------
1.6.   Formation of a "Mid-Tier" Stock Holding Company........  3
       -----------------------------------------------

ARTICLE II.

EFFECT OF THE MERGER; CERTAIN ACTIONS IN CONNECTION THEREWITH.  3
2.1.   Effect of the Merger...................................  3
       --------------------

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF NORTHWEST...................  4
3.1.   Corporate Organization.................................  4
       ----------------------
3.2.   Authorization..........................................  4
       -------------
3.3.   No Violation...........................................  4
       ------------
3.4.   Consents and Approvals.................................  5
       ----------------------
3.5.   Information Supplied for Inclusion in the Corry Proxy..  5
       -----------------------------------------------------
       Statement
       ---------
3.6.   Northwest Information..................................  5
       ---------------------
3.7.   Accuracy of Information................................  6
       -----------------------
3.8.   Supplement to Northwest Disclosure Schedule............  6
       -------------------------------------------
3.9.   Litigation.............................................  6
       ----------

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF CORRY.......................  7
4.1.   Corporate Organization.................................  7
       ----------------------
4.2.   Capitalization.........................................  7
       --------------
4.3.   Authorization..........................................  7
       -------------
4.4.   No Violation...........................................  8
       ------------
4.5.   Reports and Financial Statements.......................  8
       --------------------------------
4.6.   Consents and Approvals.................................  9
       ----------------------
4.7.   Absence of Certain Changes.............................  9
       --------------------------
4.8.   Employee and Employee Benefits Matters................. 10
       --------------------------------------
4.9.   Litigation............................................. 11
       ----------


4.10.  Tax Matters............................................ 12
       -----------
4.11.  Environmental Matters.................................. 12
       ---------------------
4.12.  Compliance with Laws and Orders........................ 14
       -------------------------------
4.13.  Governmental Regulation................................ 14
       -----------------------
4.14.  Contracts and Commitments.............................. 15
       -------------------------
4.15.  Accuracy of Information................................ 15
       -----------------------
4.16.  Supplement to Corry Disclosure Schedule................ 15
       ---------------------------------------
4.17.  Title to Assets; Leases................................ 15
       -----------------------

ARTICLE V.

COVENANTS OF NORTHWEST........................................ 16
5.1.   Affirmative Covenants.................................. 16
       ---------------------
5.2.   Negative Covenants..................................... 16
       ------------------
5.3.   Breaches............................................... 17
       --------
5.4.   Employee Benefit Plans; Employment Arrangements........ 17
       -----------------------------------------------
5.5.   Filing of Applications................................. 19
       ----------------------
5.6.   Supplement to Northwest Disclosure Schedule............ 19
       -------------------------------------------
5.7.   Confidentiality........................................ 19
       ---------------

ARTICLE VI.

COVENANTS OF CORRY............................................ 19
6.1.   Affirmative Covenants.................................. 19
       ---------------------
6.2.   Negative Covenants..................................... 20
       ------------------
6.3.   Report to Northwest.................................... 22
       -------------------
6.4.   Breaches............................................... 22
       --------
6.5.   Supplement to Disclosure Schedule...................... 22
       ---------------------------------
6.6.   Consents and Approvals................................. 22
       ----------------------

ARTICLE VII.

ADDITIONAL AGREEMENTS......................................... 23
7.1.   Corry Depositors' Meeting.............................. 23
       -------------------------
7.2.   Proxy Statement for Corry Depositors' Meeting.......... 23
       ---------------------------------------------
7.3.   Cooperation: Regulatory Approvals...................... 23
       ---------------------------------
7.4.   Brokers or Finders..................................... 23
       ------------------
7.5.   Additional Agreements: Reasonable Efforts.............. 23
       -----------------------------------------
7.6.   Release of Information................................. 24
       ----------------------
7.7.   Advisory Directors..................................... 24
       ------------------
7.8.   Indemnification and Insurance Coverage................. 24
       --------------------------------------
7.9.   Directors' Life Insurance.............................. 25
       -------------------------
7.10.  Retention of Senior Officers........................... 25
       ----------------------------
7.11.  Access to Properties and Records: Confidentiality...... 25
       -------------------------------------------------
7.12   Charitable Foundation.................................. 26
       ---------------------


7.13.  Certain Policies....................................... 26
       ----------------

ARTICLE VIII.

CONDITIONS TO THE OBLIGATIONS OF NORTHWEST.................... 27
8.1.   No Material Adverse Effect............................. 27
       --------------------------
8.2.   Representations and Warranties......................... 27
       ------------------------------
8.3.   Performance and Compliance............................. 27
       --------------------------
8.4.   No Proceeding or Litigation............................ 27
       ---------------------------
8.5.   Consents Under Agreements.............................. 27
       -------------------------
8.6.   No Amendments to Resolutions........................... 28
       ----------------------------
8.7.   Certificate of Corry Officers.......................... 28
       -----------------------------
8.8.   Corporate Proceedings.................................. 28
       ---------------------

ARTICLE IX.

CONDITIONS TO THE OBLIGATIONS OF CORRY........................ 28
9.1.   Representations and Warranties......................... 28
       ------------------------------
9.2.   Performance and Compliance............................. 29
       --------------------------
9.3.   Corporate Proceedings.................................. 29
       ---------------------
9.4.   Certificate of Northwest Officers...................... 29
       ---------------------------------

ARTICLE X.

CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES.................. 29
10.1.  Governmental Approvals................................. 29
       ----------------------
10.2.  No Injunctions or Restraints........................... 30
       ----------------------------
10.3.  Corry Depositor Approval............................... 30
       ------------------------
10.4   Corporate Proceedings.................................. 30
       ---------------------

ARTICLE XI.

TERMINATION................................................... 30
11.1.  Reasons for Termination................................ 30
       -----------------------
11.2.  Effect of Termination.................................. 32
       ---------------------

ARTICLE XII.

MISCELLANEOUS................................................. 32
12.1.  Nonsurvival of Representations, Warranties and
       ----------------------------------------------
       Agreements............................................. 32
       ----------
12.2.  Expenses............................................... 32
       --------
12.3.  Waivers: Amendments.................................... 32
       -------------------
12.4.  Assignment: Parties in Interest........................ 32
       -------------------------------
12.5.  Entire Agreement....................................... 33
       ----------------
12.6.  Captions and Counterparts.............................. 33
       -------------------------


12.7.  Certain Definitions.................................... 33
       -------------------
12.8.  Governing Law.......................................... 33
       -------------
12.9.  Notices................................................ 33
       -------

                                   SCHEDULES

Schedule 3.1
Schedule 4.4
Schedule 4.5
Schedule 4.6
Schedule 4.7
Schedule 4.8(a)
Schedule 4.8(b)
Schedule 4.9
Schedule 4.1 0
Schedule 4.11(a)
Schedule 4.11(b)
Schedule 4.11(c)
Schedule 4.11(d)
Schedule 4.11(e)
Schedule 4.11(f)
Schedule 4.12
Schedule 4.13
Schedule 4.14
Schedule 4.15
Schedule 4.16
Schedule 4.17

                         AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger, dated as of June 19, 1997 (the "Agreement"), is entered into between Northwest Savings Bank ("Northwest"), Northwest Bancorp, M.H.C. ("Bancorp MHC"), Northwest Bancorp, Inc. (the "Stock Holding Company") and Corry Savings Bank ("Corry").

                                R E C I T A L S:
                                - - - - - - - -

          1. Northwest is a Pennsylvania-chartered stock savings bank headquartered in Warren, Pennsylvania, approximately 69.3% of the issued and outstanding capital stock of which is owned on the date hereof by Bancorp MHC, a Pennsylvania-chartered mutual savings bank holding company; and

          2. The Stock Holding Company is a Pennsylvania corporation that will own 100% of the outstanding common stock of Northwest upon the completion of the reorganization of Northwest and Bancorp MHC into a two-tier mutual holding company.

          3. Corry is a Pennsylvania-chartered mutual savings bank headquartered in Corry, Pennsylvania; and

          4. The parties desire to provide for Northwest's acquisition of Corry pursuant to a merger (the "Merger") of Northwest and Corry on or after the Effective Time (as defined in Section 1.2 hereof): and

          5. It is intended that Corry will be merged into an interim subsidiary of Northwest with Corry as the resulting institution, followed immediately by a merger of Corry into Northwest, such that Northwest will be the surviving institution as a result of the Merger.

          In consideration of the premises and the mutual covenants, representations, warranties, and agreements herein contained, and in order to set forth the conditions upon which the Merger will be carried out, the parties, intending to be legally bound, hereby agree as follows:

                                  ARTICLE I.

                                  THE MERGER

          1.1.      The Merger. Subject to the terms and conditions of this
                    ----------
Agreement, and in accordance with the provisions of Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. 1828(c)), as amended (the "Bank Merger Act"), and the Chapter 16 of the Pennsylvania Banking Code of 1965 ("Banking Code"), and the rules, regulations and policies promulgated under each of the Bank Merger Act, the Federal Deposit Insurance Act, and the Banking Code (the "Regulations"), at the Effective Time, Corry shall be merged with and into an interim savings institution subsidiary of Northwest (the "Interim"), with Corry as the surviving institution, followed immediately by the merger of Corry with and into Northwest, with Northwest as the surviving institution (the merger of Corry into Interim, and the subsequent merger of Corry into Northwest, are collectively referred to as the "Merger"), all pursuant to the terms and conditions set forth herein. Upon the consummation of the Merger, the separate existence of Corry shall cease, and Northwest shall continue as the surviving institution in the Merger.

          1.2.      Effective Time of the Merger. As soon as practicable after
                    ----------------------------
each of the conditions set forth in Articles VIII IX and X hereof have been
                                    ----------------------
satisfied or waived, Northwest and Corry will file, or cause to be filed, articles of merger with the Pennsylvania Department of Banking ("Department") for the Merger. The foregoing articles of merger shall in each case be in the form required by and executed in accordance with the applicable provisions of the Banking Code and the Regulations. The Merger shall become effective at the time specified by the Pennsylvania Secretary of State in its endorsement of the articles of merger (the "Effective Time").

          1.3       Closing. If (a) the Agreement and the transactions
                    -------
contemplated hereby have been duly approved by the depositors of Corry and the stockholders of Northwest, and (b) all relevant conditions of the Agreement have been satisfied or waived, the closing (the "Closing") shall take place as promptly as practicable thereafter at the executive offices of Northwest. At the Closing, the parties hereto will exchange certificates, letters and other documents as required hereby and will cause the filing described in Section 1.2 hereof with respect to the Merger to be made. Such Closing will take place within five (5) business days of the satisfaction or waiver of all conditions and/or obligations contained in Articles VIII, IX and X of this Agreement. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

          1.4.      Modification of Structure. Notwithstanding any provision of
                    -------------------------
this Agreement to the contrary, Northwest may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to Corry or the depositors of Corry as a result of such modification, and (ii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or of the tax ruling or opinion required hereunder.

          1.5.      Stock Offering. In connection with the Merger, Corry and
                    --------------
Northwest have adopted a Plan of Merger and Stock Issuance (the "Plan") setting forth the terms and conditions pursuant to which Northwest, or the Stock Holding Company which will own 100% of the common stock of Northwest upon completion of the reorganization of Northwest into a two-tier mutual holding company structure, shall offer for sale shares of Northwest or Stock Holding Company common stock (the "Common Stock") to certain Corry depositors and tax-qualified employee plans pursuant to rules of the FDIC and the Department (the "Stock Offering"). As part of the Stock Offering, Corry shall obtain an independent valuation (the "Valuation") of its pro forma market value assuming a merger with Northwest. The number of shares of Common Stock sold shall be determined by multiplying the Valuation by 30% (which percent may be increased by Northwest in its sole discretion) and dividing the result by the lower of (i) the average of the highest closing bid price of the Stock Holding Company Common Stock at the close of trading of each of the twenty (20) trading days prior to the Effective Date and (ii) the highest closing bid price of the Stock Holding Company Common Stock on the last trading day prior to the completion of the Merger (the "Unadjusted Price Per Share"). Northwest shall use its best efforts to obtain regulatory approval to sell shares of Common Stock to Eligible Account Holders of Corry, as defined in the Plan, at 90% of the Unadjusted Price Per Share (the "Adjusted Price Per Share"). Corry depositors are not intended to be the beneficiary of any of the provisions of this Agreement or this section 1.5, and nothing in this Agreement shall be construed to give any rights whatsoever to depositors, which rights, if any, shall only be granted pursuant to the Plan.

          1.6.      Formation of a "Mid-Tier" Stock Holding Company. Nothing in
                    -----------------------------------------------
this Agreement shall prohibit Northwest and Bancorp MHC from reorganizing into a mid-tier stock holding company structure (the "Mid-Tier Reorganization") by establishing the Stock Holding Company that will become the owner of 100% of the outstanding shares of common stock of Northwest by exchanging one share of its common stock for each outstanding share of common stock.

                                  ARTICLE II.

         EFFECT OF THE MERGER; CERTAIN ACTIONS IN CONNECTION THEREWITH

           2.1.     Effect of the Merger.
                    --------------------

          (a) Northwest, as the surviving institution in the Merger, shall possess all of the properties and rights and shall be subject to all of the liabilities and obligations of Corry, all as more fully described in the Regulations. The name of Northwest, as the surviving institution in the Merger, shall remain "Northwest Savings Bank."

          (b) The Articles of Incorporation and Bylaws of Northwest, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of Northwest, as the surviving institution of the Merger.

          (c) The directors and officers of Northwest immediately prior to the Effective Time and the officers of Corry designated by Northwest shall be the directors and officers of Northwest, as the surviving institution of the Merger, and shall continue in office until their successors are duly elected or otherwise duly selected.

          (d) All deposit accounts of Corry existing immediately prior to the Merger shall, upon consummation of the Merger, remain insured by the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by law and regulation, and shall become deposit accounts in Northwest without change in their respective terms, maturity, minimum required balances or withdrawal value and with the same rights as other deposit accounts in Northwest.

          (e) As depositors of Northwest, all depositors of Corry as of the Effective Time shall have the same rights in Bancorp MHC as other depositors of Northwest, including any right to have priority subscription rights to purchase additional shares of common stock that may be issued in connection with a mutual-to-stock conversion of Bancorp MHC, or in any stock offering where subscription rights are granted to depositors of Northwest.

                                 ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF NORTHWEST

          Northwest hereby represents and warrants to Corry as follows:

          3.1.      Corporate Organization. Northwest is a stock savings bank
                    ----------------------
duly organized and validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Bancorp MHC is a mutual savings bank holding company duly organized and validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. All eligible accounts issued by Northwest are insured by the FDIC to the maximum extent permitted under applicable law. Each of Northwest and Bancorp MHC has all requisite corporate power and authority to own, operate and lease its properties as presently owned, operated and leased and to engage in the activities and business now being conducted by it. Schedule 3.1 to the Northwest disclosure schedule attached hereto as Annex I
    ------------
(the "Northwest Disclosure Schedule") lists each subsidiary of Bancorp MHC and Northwest as of the date hereof (each "a Northwest Subsidiary," together, the "Northwest Subsidiaries")

          3.2.      Authorization. The Board of Directors of Northwest and the
                    -------------
Board of Trustees of Bancorp MHC (as majority stockholder of Northwest) have approved the Agreement and the transactions contemplated hereby and have authorized the execution, delivery and performance by Northwest of the Agreement. Other than the approval by stockholders of Northwest, no other corporate proceeding on the part of Northwest is necessary to authorize the Agreement or to consummate the transactions contemplated thereby, and Northwest has full corporate power and authority to enter into the Agreement and to consummate the transactions contemplated hereby subject to the conditions set forth in Articles VIII and X of this Agreement. This Agreement has been duly and
         -------------------
validly executed and delivered by Northwest and Bancorp MHC and constitutes the valid and binding obligation of Northwest and Bancorp MHC, enforceable against them in accordance with its terms, subject to (a) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (b) the application of equitable principles if equitable remedies are sought.

          3.3.      No Violation. Neither the execution and delivery of the
                    ------------
Agreement nor, subject to the receipt of the consents and approvals contemplated by Section 3.4, the consummation of the transactions contemplated herein will,
   -----------
(a) conflict with, result in the breach of, constitute a violation of, constitute a default under or accelerate the performance of the terms of any government regulation, judgment, order or decree of any court or other governmental agency to which Northwest, Bancorp MHC or any of the Northwest Subsidiaries may be subject, or any contract, agreement or instrument to which Northwest, Bancorp MHC or any of the Northwest Subsidiaries is a party or by which Northwest, Bancorp MHC or any of the Northwest Subsidiaries are bound or committed, or the articles of incorporation of Northwest, Bancorp MHC, the charter of any Northwest Subsidiary, or the bylaws of Northwest, Bancorp MHC or the Northwest Subsidiaries, or, any law, or any rule or regulation of any governmental agency or authority, or (b) constitute an event that with the lapse of time or action by a third party could result in a default under any of the foregoing, or (c) result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Northwest, Bancorp MHC or any Northwest Subsidiary.

          3.4.      Consents and Approvals. Other than the receipt of approvals
                    ----------------------
required by the Banking Code, the Bank Merger Act, the Bank Holding Company Act of 1956, as amended (the "BHCA") and the Regulations, no filing or registration with, no notice to and no permit, authorization, consent or approval of the depositors of Northwest or any public or governmental body or authority is necessary for the consummation by Northwest of the transactions contemplated by the Agreement. Northwest knows of no reason (including those relating to fair lending laws or other laws relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and anti-trust or consumer disclosure laws and regulations) why the regulatory approvals should not be obtained.

          3.5.      Information Supplied for Inclusion in the Corry Proxy
                    -----------------------------------------------------
Statement. Any information regarding Northwest, Bancorp MHC or the Northwest
---------
Subsidiaries supplied by Northwest to Corry specifically for inclusion in the Corry Proxy Statement (as defined in Section 7.2 hereof) will not contain any
                                     -----------
untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

           3.6.     Northwest Information.
                    ---------------------

          (a) Northwest has previously delivered or made available to Corry accurate and complete copies of the consolidated statements of financial condition of Northwest as of June 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended June 30, 1996, 1995 and 1994, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to Northwest, and the unaudited consolidated statement of financial condition of Northwest as of December 31, 1996 and the related unaudited consolidated statements of income and cash flows for the six months ended December 31, 1996 and the unaudited consolidated statement of changes in stockholders' equity for the six months ended December 31, 1996. The consolidated statements of financial condition of Northwest referred to herein (including the related notes, where applicable), as well as the consolidated statements of financial condition of Northwest to be delivered pursuant to Section 4.04 hereof, fairly present or
                                      ------------
will fairly present, as the case may be, the consolidated financial condition of Northwest as of the respective dates set forth therein, and the related consolidated statements of income, stockholders' equity and cash flows (including the related notes, where applicable) fairly present or will fairly present, as the case may be, the consolidated results of operations, stockholders' equity and cash flows of Northwest for the respective periods or as of the respective dates set forth therein.

          (b) Each of the financial statements referred to in Section 3.6(a) has
                                                              --------------
been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved. The audits of Northwest and the Northwest Subsidiaries have been conducted in accordance with generally accepted auditing standards. The books and records of Northwest and the Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions regarding the business, assets, liabilities and affairs of Northwest and the Northwest Subsidiaries.

          (c) As of December 31, 1996, except and to the extent (i) reflected, disclosed or provided for in the financial statements referred to above and (ii) of liabilities incurred since December 31, 1996 in the ordinary course of business and consistent with prudent banking practice, neither Northwest nor any Northwest Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of Northwest and its subsidiaries taken as a whole.

          3.7.      Accuracy of Information. The statements made by Northwest in
                    -----------------------
the Agreement and in any other written documents executed and/or delivered by or on behalf of Northwest pursuant to the terms of the Agreement are true and correct in all material respects.

          3.8.      Supplement to Northwest Disclosure Schedule. Northwest will
                    -------------------------------------------
promptly supplement or amend the Northwest Disclosure Schedule with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Northwest Disclosure Schedule. No supplement or amendment to the Northwest Disclosure Schedule will have any effect for the purpose of determining satisfaction of the condition set forth in Section 9.1 hereof.

          3.9.      Litigation. No claims have been asserted and no relief has
                    ----------
been sought against Bancorp MHC, Northwest or any Northwest Subsidiary in any pending litigation or governmental proceedings or otherwise which would be reasonably likely to result in Northwest becoming unable to perform its obligations under, and consummate the transactions contemplated by, this Agreement.

                                  ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES OF CORRY

          Corry hereby represents and warrants to Northwest as follows:

           4.1.     Corporate Organization.
                    ----------------------

          (a) Corry has all requisite corporate power and authority to own, operate and lease its properties as presently owned, operated or leased and to engage in the activities and business now conducted by it. Corry is qualified to do business in each jurisdiction in which the nature of business conducted or assets owned or leased by it makes such qualification necessary and where a failure to do so would have a Material Adverse Effect. All eligible accounts issued by Corry are insured by the FDIC to the maximum extent permitted under applicable law. Corry is a "domestic building and loan association" as defined in the Internal Revenue Code of 1986, as amended (the "Code"). Corry is a savings bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Corry does not own, control or have an ownership interest in any other corporation or business.

          (b) Corry has heretofore delivered to Northwest true and complete copies of the articles of incorporation, organization certificate or other chartering instrument and bylaws of Corry in effect on the date hereof. The minute books of Corry contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Trustees (and any committee thereof) of Corry recorded therein, and as of the Effective Time such minute books will contain accurate minutes of all such meetings and such consents in lieu of meetings respectively held or executed prior thereto. The minute books accurately reflect all transactions referred to in such minutes and consents in lieu of meetings and disclose all material corporate actions of the Board of Trustees of Corry and all committees thereof. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the Board of Trustees (or any committee thereof) of Corry.

          4.2.      Capitalization. As of the date hereof, Corry is a mutual
                    --------------
savings bank and has no authorized shares of capital stock whatsoever.

          4.3.      Authorization. The Board of Trustees of Corry has approved
                    -------------
the Agreement and the transactions contemplated thereby and authorized the execution, delivery and performance by Corry of the Agreement. No other corporate proceeding on the part of Corry is necessary to authorize the Agreement or to consummate the transactions contemplated thereby other than the approval of the depositors of Corry as provided in Section 7.1 hereof. Corry has
                                                   -----------
full corporate power and authority to enter into the Agreement and, upon approval of the depositors of Corry in accordance with law and subject to the additional conditions set forth in Articles IX and X of this Agreement, to
                                   -----------------
consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Corry and constitutes the valid and binding obligations of Corry, enforceable against it in accordance with its terms, subject to (a) all applicable bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally or the rights of creditors of savings associations the accounts of which are insured by the FDIC,
(b) the application of equitable principles if equitable remedies are sought, and (c) the provisions of this Agreement providing that the Merger will be enforceable only upon approval by the depositors of Corry as described in
Section 7.1 hereof.

          4.4.      No Violation. Other than as set forth in Schedule 4.4 of the
                    ------------                             ------------
Corry Disclosure Schedule attached hereto as Annex II (the "Corry Disclosure Schedule"), neither the execution and delivery of this Agreement nor, subject to the receipt of the consents and approvals contemplated by Section 4.6, the consummation of the transactions contemplated herein will (a) conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any judgment, order or decree of any court or other governmental agency to which Corry may be subject, or any contract, agreement or instrument to which Corry is a party or by which Corry is bound or committed, or the charter or the bylaws of Corry, or, to the knowledge of Corry (as defined in Section 12.7(e) hereof), any law, or any rule or regulation of
               ---------------
any governmental agency or authority, or (b) constitute an event that with the lapse of time or action by a third party, or both, could result in a default under any of the foregoing or (c) result in the creation of any material lien, charge or encumbrance upon any of the assets or properties of Corry.

          4.5.      Reports and Financial Statements. Corry has previously
                    --------------------------------
furnished Northwest with true and complete copies of its (a) Audited Balance Sheet as the years ended December 31, 1996 and 1995, and the related Statements of Income, Retained Earnings and Cash Flows for the years ended December 31, 1996, 1995, and 1994, and (b) all other reports or registration statements filed by Corry with the FDIC or the Department since December 31, 1996 (including call reports). The audited consolidated financial statements and unaudited interim financial statements of Corry included in such reports or otherwise delivered to Northwest (collectively referred to herein as the "Corry Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Corry as of the dates thereof and the results of its operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein, and the absence of certain footnotes. Except as set forth in Schedule 4.5 to the Corry Disclosure Schedule, since December 31,
             ------------
1996 Corry has not suffered a Material Adverse Effect and Corry is not aware of any event or circumstance, or series of events and circumstances, which is reasonably likely to result in a Material Adverse Effect to Corry. The books and records of Corry have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions. As of December 31, 1996, except and to the extent (i) reflected, disclosed or provided for in the financial statements referred to above and (ii) of liabilities incurred since December 31, 1996 in the ordinary course of business and consistent with prudent banking practice, Corry does not have any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of Corry

          4.6.      Consents and Approvals. Other than as set forth in Schedule
                    ----------------------                             --------
4.6 to the Corry Disclosure Schedule and other than the receipt of approvals
---
required by the Banking Code, the Bank Merger Act, the Regulations, and any required approval of the Corry depositors as described in Section 7.1 hereof, no
                                                          -----------
filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any public or governmental body or authority is necessary for the consummation by Corry of the transactions contemplated by this Agreement or to enable Northwest to continue to conduct the business of Corry after the Effective Time in a manner which is consistent with that in which it is presently conducted, except where the failure to make such filing or obtain such permit, authorization, consent or approval will not in the aggregate have a Material Adverse Effect.

          4.7.      Absence of Certain Changes. Since December 31, 1996, and
                    --------------------------
except as otherwise permitted by this Agreement, Corry has not, except as set forth in Schedule 4.7 to the Corry Disclosure Schedule, (a) incurred any
         ------------
material obligation or liability (absolute or contingent), except obligations or liabilities incurred in the ordinary course of business in accordance with past practices; (b) mortgaged, pledged or subjected to lien or encumbrance (other than statutory liens for taxes not yet delinquent and landlord liens) any of its material assets or properties except pledges to secure government deposits and in connection with repurchase or reverse repurchase agreements; (c) discharged or satisfied any material lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in Corry's balance sheet as of December 31, 1996, and current liabilities incurred since the date thereof in the ordinary course of business in accordance with past practices; (d) sold, exchanged or otherwise disposed of any of its material capital assets other than in the ordinary course of business in accordance with past practices; (e) materially made or modified any wage or salary increase other than routine periodic increases in salary for employees in the ordinary course of business and in accordance with past practices or as required by law, entered into or modified any employment contract with any officer or salaried employee or instituted any employee welfare, bonus, stock option, profit sharing, retirement or similar plan or arrangement; (f) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property or assets or waived any rights of value that are material in the aggregate, considering its business taken as a whole; (g) except in the ordinary course of business in accordance with past practices, entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights; (h) entered into any material transaction outside the ordinary course of its business in accordance with past practices, except as expressly contemplated by the Agreement or (i) except in the ordinary course of business in accordance with past practices or as reflected in the Corry Financial Statements, sold or otherwise disposed of any of its material investment securities.

          4.8.      Employee and Employee Benefits Matters. (a) Schedule 4.8(a)
                    --------------------------------------      ---------------
to the Corry Disclosure Schedule lists (i) each pension, profit sharing, bonus, thrift, savings program or arrangement, which constitutes an "employee pension plan" within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is maintained by Corry or to which Corry contributes for the benefit of any current or former employee, officer, trustee, consultant or agent; (ii) each plan, program or arrangement for the provision of medical, surgical, or hospital care or benefits, benefits in the event of sickness, accident, disability, death, unemployment, severance, vacation, apprenticeship, day care, scholarship, prepaid legal services or other benefits which constitute an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA, which is maintained by Corry to which Corry contributes for the benefit of any current or former employee, officer, trustee, consultant or agent; and (iii) every other retirement or deferred compensation plan, bonus or incentive compensation plan or arrangement, severance or vacation pay arrangement, or other fringe benefit plan, program or arrangement through which Corry provides benefits for or on behalf of any current or former employee, officer, trustee, consultant or agent. Corry has delivered or made available to Northwest a true and correct copy of (a) each Corry Benefit Plan,
(b) the most recent annual report (Form 5500) filed with the Internal Revenue Service ("IRS") with respect to each Corry Benefit Plan, if applicable, (c) each trust agreement and group annuity contract, if any, relating to such Corry Benefit Plan, (d) the most recent actuarial report or valuation relating to a Corry Benefit Plan subject to Title IV of ERISA and (e) all rulings and determination letters and any open requests for rulings or letters that pertain to any Corry Benefit Plan.

          (b) All of the plans, programs and arrangements described in this
Section 4.8 or listed in Schedule 4.8(a) to the Corry Disclosure Schedule
-----------              ---------------
(hereinafter referred to as the "Corry Benefit Plans") that are subject to ERISA and the Internal Revenue Code ("Code") are in material compliance with all applicable requirements of ERISA and the Code and all other applicable federal and state laws, including, without limitation, the reporting and disclosure requirements of Part I of Title I of ERISA. Each of the Corry Benefit Plans that is intended to be a pension, profit sharing, thrift, or savings plan that is qualified under Section 401(a) of the Code satisfies the applicable requirements of such provision and there exist no circumstances that would adversely affect the qualified status of any such Plan under that section, except with respect to any required retroactive amendment for which the remedial amendment period has not yet expired. Except as set forth in Schedule 4.8(b) to the Corry Disclosure
                                        ---------------
Schedule, there is no pending or, to the knowledge of Corry, threatened litigation, claim, action, governmental proceeding or investigation against or relating to any Corry Benefit Plan which could give rise to any material liability, and there is no reasonable basis for any material litigation, claims, actions or proceedings against any such Corry Benefit Plan. No Corry Benefit Plan (or Corry Benefit Plan fiduciary) has engaged in a non-exempt "Prohibited Transaction" (as defined in Section 406 of ERISA and Section 4975(c) of the
Code) since the date on which said sections became applicable to such Plan. There have been no acts or omissions by Corry that have given rise to any fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code, or that may give rise to any material fines, penalties, taxes or related damages under such laws for which Corry may be liable. Corry has no knowledge of, or any reasonable basis to believe, that any material liability under Title IV of ERISA has been incurred by Corry, any former Affiliates of Corry or the Corry Benefit Plans since the effective date of ERISA that has not been satisfied in full, and that any condition exists that presents a material risk of incurring a liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC"), which payments have been made or will be made when due. With respect to each of the Corry Benefit Plans which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan or Plans, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits and Corry is not aware of any facts or circumstances that would materially change the funded status of any such ERISA Plan. Other than as set forth in Schedule 4.8(a), none of the Corry Benefit Plans is a "multiemployer pension plan" as such term is defined in section 3(37) of ERISA. Except as listed on Schedule 4.8(b) of the Corry Disclosure Schedule, no employee of Corry will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Corry Benefit Plan as a result of the transactions contemplated by this Agreement. Other than current or contingent liabilities previously disclosed on Schedule 4.8(b) of the Corry Disclosure Schedule, neither Corry nor any Corry Benefit Plan will have any material current or contingent liability with respect to any Plan. All group health plans of Corry, including any plans of current and former Affiliates of Corry that must be taken into account under Section 4980B of the Code or Section 601 of ERISA or the requirements of any similar state law regarding insurance continuation, have been operated in material compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA to the extent such requirements are applicable. All payments due from any Corry Benefit Plan (or from Corry with respect to any Corry Benefit Plan) have been made, and all amounts properly accrued to date as liabilities of Corry that have not yet been paid have been properly recorded on the books of Corry.

          (c) No amounts payable under the Corry Benefit Plans, or any employment, severance or termination agreement between Corry and any employee or officer will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

          4.9.      Litigation. Except as set forth in Schedule 4.9 to the Corry
                    ----------                         ------------
Disclosure Schedule, no claims have been asserted and no relief has been sought against Corry in any pending litigation or governmental proceedings or otherwise which would be reasonably expected to result in damages or other relief which would be reasonably likely to have a Material Adverse Effect. To the knowledge of Corry, there are no circumstances, conditions, events or arrangements, contractual or otherwise, which may hereafter give rise to any proceedings, claims, actions or government investigations involving Corry which would reasonably be expected to result in damages or other relief which would be reasonably likely to have a Material Adverse Effect, nor are any such proceedings, claims, actions or government investigations threatened. Except as set forth in Schedule 4.9 to the Corry Disclosure Schedule, Corry is not a party
             ------------
to any order, judgment or decree which would reasonably be expected to have a Material Adverse Effect, and Corry (a) is not the subject of any cease and desist order, or other formal or informal enforcement action by any regulatory authority and (b) has not made any commitment to or entered into any agreement with any regulatory authority that restricts or adversely affects its operations or financial condition.

          4.10.     Tax Matters. Corry has timely filed (inclusive of applicable
                    -----------
extension periods) with the appropriate governmental agencies all material federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports (including information returns and reports) that are required to be filed, and Corry is not materially delinquent in the payment of any taxes shown on such returns or reports or on any assessments for any such taxes received by Corry. There are included in the Corry Financial Statements adequate reserves for the payment of all accrued but unpaid material federal, state and local taxes of Corry, including interest and penalties, whether or not disputed for such fiscal years as reflected therein and all fiscal years prior thereto. Corry has not executed or filed with the Internal Revenue Service ("IRS") or any state tax authority any agreement extending the period for assessment and collection of any federal or state tax, nor is Corry a party to any action or proceeding by any governmental authority for assessment or collection of taxes. There is no outstanding material assessment or claim for collection of taxes against Corry. Except as set forth in Schedule 4.10 to the Corry Disclosure Schedule, the federal income tax
   -------------
returns of Corry have been audited by the IRS (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such audit which have not been resolved and paid in full or adequate reserves or accruals established in accordance with generally accepted accounting principles with respect thereto.

          Corry has not, during the past five (5) years, except as disclosed in
Schedule 4.10 to the Corry Disclosure Schedule, received any notice of
-------------
deficiency, proposed deficiency or assessment from the IRS or any other governmental agency, with respect to any federal, state, county or local taxes. No federal or state tax return of Corry is currently the subject of any audit by the IRS or any other governmental agency. During the past five (5) years, no material deficiencies have been asserted in connection with the federal and state income tax returns of Corry and Corry has no reason to believe that any material deficiency would be asserted relating thereto. Except as disclosed in
Schedule 4.10 to the Corry Disclosure Schedule, Corry is not a party to any
-------------
agreement providing for allocation or sharing of taxes. Corry has never been a member of an "affiliated group of corporations" (within the meaning of Section 1504(a) of the Code) filing consolidated returns, other than the affiliated group of which Corry is or Corry was the common parent.

          4.11.     Environmental Matters. For purposes of this Section 4.11,
                    ---------------------                       ------------
the following terms shall have the indicated meaning:

     "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
(S)9601, et seq; the Resource Conservation and Recovery Act, as amended, 42
         -- ---
U.S.C. (S)6901, et seq; the Clean Air Act, as amended, 42 U.S.C. (S)7401, et
                -- ---                                                    --
seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. (S)1251, et
---                                                                          --
seq; the Toxic Substances Control Act, as amended, 15 U.S.C. (S)9601, et seq;
---                                                                   -- ---
the Emergency Planning and Community Right to Know Act, 42 U.S.C. (S)11001, et
                                                                            --
seq; the Safe Drinking Water Act, 42 U.S.C. (S)300f, et seq; and all comparable
---                                                  -- ---
state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

     "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

     "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

     "Loan Portfolio Properties and Other Properties Owned" means those properties owned, leased or operated by Corry, including those properties serving as collateral for any loans made and retained by Corry or for which Corry serves in a trust relationship for the loans retained in portfolio.

          (a) Other than as set forth on Schedule 4.11(a) to the Corry
                                         ----------------
Disclosure Schedule, to the knowledge of Corry it is in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, singly or in the aggregate, have a material adverse effect on the business, operations, assets, financial condition or prospects of Corry. Other than as set forth on Schedule 4.12 to the Corry Disclosure Schedule, since June
                     -------------
30, 1990, Corry has not received any communication alleging that Corry is not in such compliance and, to the knowledge of Corry, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

          (b) Other than as set forth on Schedule 4.11(b) to the Corry
                                         ----------------
Disclosure Schedule, to the knowledge of Corry, it has not been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a material adverse effect on the business, operations, assets or financial condition of Corry.

          (c) Other than as set forth on Schedule 4.11(c) to the Corry Disclosure Schedule, to the knowledge of Corry, none of the Loan Portfolio Properties and Other Properties Owned by it has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of Corry.

          (d) Other than as set forth on Schedule 4.11(d) to the Corry
                                         ----------------
Disclosure Schedule, to the knowledge of Corry, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by Corry under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which would not have or result in a material adverse effect on the business, operations, assets or financial condition of Corry.

          (e) Other than as set forth on Schedule 4.11(e) to the Corry
                                         ----------------
Disclosure Schedule, to the knowledge of Corry, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against Corry or against any person or entity whose liability for any Environmental Claim Corry has or may have retained or assumed either contractually or by operation of law, except such which would not have a material adverse effect on the business, operations, assets, financial condition or prospects of Corry.

          (f) Corry has set forth on Schedule 4.11(f) to the Corry Disclosure
                                     ----------------
Schedule, any environmental studies conducted by it during the past five years with respect to any properties owned by it as of the date hereof.

          4.12.     Compliance with Laws and Orders. Except as set forth in
                    -------------------------------
Schedule 4.12 to the Corry Disclosure Schedule, Corry has not received notice of
-------------
any violation or alleged material violation of, or, to the knowledge of Corry, is subject to any liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing material violations of, any law, statute or regulation. Corry is not in default under, and no event has occurred that, with the lapse of time or action by a third party or both, could result in a default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, where the failure to be in full compliance would reasonably be expected to result alone or in the aggregate in damages, which would be reasonably likely to have a Material Adverse Effect.

          4.13.     Governmental Regulation. Corry holds all material licenses,
                    -----------------------
certificates, permits, franchises and rights from all appropriate federal, state and other public authorities necessary for the conduct of its business; and, between the date hereof and the Closing Date, Corry will use its best efforts to maintain all such licenses, certificates, permits, franchises and rights in effect. Except as set forth in Schedule 4.13 to the Corry Disclosure
                                         -------------
Schedule, Corry is not a party or subject to any agreements, directives, orders or similar arrangements between or involving Corry and any federal savings institution regulatory authority.

          4.14.     Contracts and Commitments. Except as set forth in Schedule
                    -------------------------                         --------
4.14 to the Corry Disclosure Schedule, Corry is not a party to or bound by any
----
(a) material lease or license with respect to any property, real or personal;
(b) material contract or commitment for capital expenditures; (c) material contract or commitment for total expenses for the purchase of materials, supplies or for the performance of services by third parties for a period of more than 60 days from the date of this Agreement; (d) material contract or option for the purchase or sale of any real or personal property other than in the ordinary course of business; or (e) agreement, arrangement or understanding relating to the employment, election, retention in office or severance of any present or former trustee, officer or employee of Corry. To its knowledge, Corry has performed in all material respects all obligations required to be performed by them to date and are not in default under, and no event has occurred which, with the lapse of time or action by a third party or both, could result in a default resulting in material damages or other material default under any outstanding mortgage, lease, contract, commitment or agreement to which Corry is a party or by which Corry is bound or under any provision of its charters or bylaws. Each such outstanding material mortgage, lease, contract, commitment or agreement is a valid and legally binding obligation of Corry subject to (x) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors rights generally or the rights of creditors of savings associations the accounts of which are insured by the FDIC, and (y) the application of equitable principles if equitable remedies are sought.

          4.15.     Accuracy of Information. The statements made by Corry in the
                    -----------------------
Agreement and in any other written documents executed and/or delivered by or on behalf of Corry pursuant to the terms of the Agreement are true and correct in all material respects. The statements contained in such other documents or specifically referred to in the Agreement will be deemed to constitute representations and warranties of Corry under this Agreement to the same extent as if set forth herein in full.

          4.16.     Supplement to Corry Disclosure Schedule. Corry will promptly
                    ---------------------------------------
supplement or amend the Corry Disclosure Schedule with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Corry Disclosure Schedule. No supplement or amendment to the Corry Disclosure Schedule will have any effect for the purpose of determining satisfaction of the condition set forth in Section 8.2 hereof.
         -----------

           4.17.    Title to Assets; Leases
                    -----------------------

          (a) Except for (i) liens and encumbrances specifically disclosed in any of the consolidated financial statements of Corry referred to in Section 4.5
                                                                     -----------
hereof, (ii) landlords' or statutory liens or other liens incurred in the ordinary course of business and not securing indebtedness for borrowed money and not yet delinquent, and (iii) liens and encumbrances which are not material in amount and do not materially impair the value of any property subject thereto or the use of such property for the purposes for which it is presently used or intended to be used, Corry has good and marketable title, free and clear of all security interests, encumbrances, trust agreements, liens or other adverse claims, to all its assets and property, real and personal, reflected in the financial statements referred to in Section
4.5 hereof or acquired thereafter, which includes all property and assets used by Corry that are material to the conduct of its businesses, except for assets and property disposed of in the ordinary course of business after December 31, 1996.

          (b) Corry, as lessee, has the right under valid and subsisting leases to occupy, use, possess and control all property leased by it in all material respects as presently occupied, used, possessed and controlled by Corry and such leases will not terminate or lapse prior to the Effective Time or be affected in any material respect by consummation of the transactions contemplated hereby.

Schedule 4.17 contains an accurate listing of each lease pursuant to which Corry
-------------
acts as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same, as well as a listing of each material real property owned by Corry and used in the conduct of its business.

          (c) All material real and personal property owned by Corry or presently used by it are in an adequate condition (ordinary wear and tear excepted) and are sufficient to carry on the business of Corry.

                                  ARTICLE V.

                            COVENANTS OF NORTHWEST

          Northwest hereby agrees that from the date of this Agreement until the Effective Time:

           5.1.     Affirmative Covenants.
                    ---------------------

          (a) Unless the prior written consent of Corry shall have been obtained (which shall not be unreasonably withheld), Northwest will maintain and will cause each of its Subsidiaries to maintain their corporate existence in good standing so as to be able to consummate the transactions contemplated by the Agreement.

          (b) As soon as reasonably practicable, furnish Corry with copies of all of Northwest's periodic reports filed with the Department or FDIC subsequent to the date hereof.

          5.2.      Negative Covenants. Except as specifically contemplated by
                    ------------------
this Agreement, Northwest shall not do, or agree or commit to do, or permit any of the Northwest Subsidiaries to do, without the prior written consent of Corry (which shall not be unreasonably withheld), any of the following:

          (a) willfully take action which would or is reasonably likely to (i) adversely affect the ability of either Northwest or Corry to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect Northwest's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth in Articles IX and X not being satisfied; or
                                      -----------     -

          (b) agree in writing or otherwise to do any of the foregoing.

          5.3.      Breaches. Northwest shall, in the event it becomes aware of
                    --------
the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Corry and use its best efforts to prevent or promptly remedy the same.

           5.4.     Employee Benefit Plans; Employment Arrangements
                    -----------------------------------------------

          (a) Northwest shall offer continued employment to all employees of Corry as of the Effective Time at the salary levels in effect at the Effective Time, subject to the provisions in this Section 5.4. Employees of Corry who
                                        -----------
continue employment with Northwest on or after the Effective Time (all such persons referred to herein as "Continuing Employees") shall be eligible to participate in such employee benefit plans as may be in effect generally for employees of Northwest from time to time (the "Northwest Plans"), if such Continuing Employee shall be eligible for participation therein. Except as specifically set forth in this Section 5.4, Continuing Employees shall be
                               -----------
entitled to participate on the same basis as similarly situated employees of Northwest, except that Continuing Employees shall be entitled to full credit for each year of service (in which 1,000 hours of service are performed) with Corry for purposes of determining eligibility for participation and vesting, but not for benefit accruals, in the Northwest Plans, subject to applicable break in service rules. The officers and trustees of Corry shall be permitted to participate in the Northwest Savings Bank and Northwest Bancorp, MHC Recognition and Retention Plan (the "Restricted Stock Plan"), and the Northwest Savings Bank and Northwest Bancorp, MHC Stock Option Plan (the "Option Plan"). The Board of Trustees of Corry shall designate officers and trustees who shall receive in the aggregate (i) a number of shares of Northwest common stock, restricted by the terms of the Restricted Stock Plan, equal to 4% of the number of shares of common stock sold in the Stock Offering, and (ii) pursuant to the Option Plan options to purchase a number of shares of Northwest common stock equal to 10% of the number of shares of Common Stock sold in the Stock Offering, at an exercise price equal to the fair market value of the Northwest common stock at the time the options are awarded. If sufficient shares or options to satisfy the awards set forth above under (i) and (ii) are not then available under such plans, Bank and Bancorp MHC shall use their best efforts to amend such plans, or to adopt an additional restricted stock plan and stock option plan, to permit such awards to be made. Any additional restricted stock or stock option plans shall be established in accordance with rules and policy of the Department and the FDIC. In addition, Northwest's ESOP or other tax qualified employee plans shall purchase up to 10% of the shares of Common Stock sold in the Stock Offering and Continuing Employees shall not be entitled to credit for prior service with Corry for any purpose but shall be eligible for participation in the tax-qualified employee plans on the same basis as new employees of Northwest. Notwithstanding anything in this Section 5.4(a) to the contrary, participation
                                 --------------
by Continuing Employees in employee benefit plans of Northwest with respect to which eligibility and participation is at the discretion of the employer, such as non-qualified deferred compensation plans, and other such similar plans (but not including employee benefit plans generally available to all full-time employees of Northwest) shall be discretionary with such employer. Furthermore, notwithstanding anything in this Agreement to the contrary, Northwest reserves the right following the Effective Time to terminate any benefit plan maintained by Corry as of the Effective Time or to merge any such benefit plans with the Northwest plans. Nothing in this Section 5.4 shall be construed to establish an employment contract relationship between Northwest and any Corry employee except with respect to any agreement listed in Schedule 4.14 of the Corry Disclosure
                                        -------------
Schedule.

          (b) With respect to Continuing Employees, there shall be no waiting period or preexisting condition exclusions applicable under the health benefits coverage to be provided following the Effective Time to such persons, but the benefits previously received by such persons will not count toward the maximum benefit coverages provided by Northwest.

          (c) Any full-time employee of Corry as of the Effective Time (other than any such employee whose written employment agreement is assumed as provided for herein) who is terminated by Northwest within one (1) year following the Effective Time without "cause" (as defined herein), except in the case of voluntary resignation, disability or death, shall be entitled to severance benefits equal to one week's salary for each year of service to Corry as of the date of termination, up to a maximum of 18 weeks, calculated on a pre-tax basis. For purposes of the preceding sentence, "cause" shall mean either (a) a continued failure by the employee to substantially perform his or her assigned duties, which duties shall be substantially similar to the duties which have been performed by such employees for Corry, or (b) the engaging by the employee in willful misconduct which is injurious to Bancorp MHC or Northwest. A refusal by an employee to relocate shall not constitute "cause" and any termination resulting therefrom, whether voluntary or involuntary, shall be deemed an involuntary termination without cause, unless such relocation is not more than fifteen miles in distance from such employee's place of employment prior to relocation, or not more than fifteen miles in distance greater from such person's residence at the time of the relocation. It is the intention of Northwest that various employee benefit plans or other arrangements of Corry will be terminated and others merged into the corresponding plans or arrangements of Northwest. Following the Effective Time, Northwest shall honor, in accordance with their terms, all of the employment or other compensation agreements or arrangements set forth in Schedule 4.14 of the Corry Disclosure Schedule and assume all duties, liabilities and obligations under such agreements and arrangements; provided, however, that such obligations shall be subject to the provisions of Section 7.10 hereof.

          5.5.      Filing of Applications. Northwest shall use its best efforts
                    ----------------------
promptly to prepare, submit, publish and file: (a) an application to the Department pursuant to Section 1604 of the Banking Code; (b) an application to the FDIC under the Bank Merger Act; and (c) any other applications, notices or statements required to be filed in connection with the transactions contemplated hereby.

          5.6.      Supplement to Northwest Disclosure Schedule. Northwest will
                    -------------------------------------------
promptly supplement or amend the Northwest Disclosure Schedule with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Northwest Disclosure Schedule. No supplement or amendment to the Northwest Disclosure Schedule will have any effect for the purpose of determining satisfaction of the condition set forth in Section 9.1 hereof.
                                           -----------

          5.7.      Confidentiality. Northwest agrees to treat as strictly
                    ---------------
confidential and agrees not to divulge to any other person, natural or corporate (other than employees of, and attorneys and accountants for, such party) any proprietary financial statements, schedules, contracts, agreements, instruments, papers, documents and other information relating to Corry by which it may come to know or which may come into its possession during the course of its due diligence investigation of Corry and, if the transactions contemplated hereby are not consummated for any reason, Northwest agrees promptly to return to Corry all written proprietary material furnished in connection with such investigation.

                                  ARTICLE VI.

                              COVENANTS OF CORRY

          Corry hereby agrees that from the date of this Agreement until the Effective Time:

          6.1.      Affirmative Covenants. Unless the prior written consent of
                    ---------------------
Northwest shall have been obtained (which shall not be unreasonably withheld) and except as otherwise contemplated herein, Corry will:

          (a) operate its business in the ordinary course in accordance with past business practices;

          (b) use its best efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees (except that it shall have the right to terminate the employment of any officer or key employee in accordance with established employment procedures) and maintain its relationships with customers:

          (c) maintain its corporate existence in good standing and file all required Corry Reports (as defined in such Section 12.7(c) hereof);
                                           ---------------

          (d) use its best efforts to maintain and keep its properties in as good repair and condition as at present, except for ordinary wear and tear;

          (e) use its best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it and, in the event that Corry is unable to keep such insurance and bonds in full force and effect, to provide prompt notice of such failure to Northwest;

          (f) perform all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

          (g) use its best efforts to comply with and perform in all material respects all obligations and duties imposed upon it by all applicable laws and regulations; and

          (h) as soon as reasonably practicable, furnish Northwest copies of all of Corry's reports filed with the FDIC and the Department subsequent to the date hereof.

          6.2.      Negative Covenants. Except as specifically contemplated by
                    ------------------
this Agreement, from the date hereof until the Effective Time, Corry shall not, without the prior written consent of Northwest (which shall not be unreasonably withheld), do any of the following:

          (a) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument or enter into or extend any material agreement or lease, except in the ordinary course of business consistent with prudent business practices or in connection with the transactions contemplated and permitted by the Agreement;

          (b) (i) grant any bonus or material increase in compensation to its trustees or grant any bonus or any increase in compensation to its officers and employees either individually or as a class, except routine periodic increases in salary for employees in the ordinary course of business and in accordance with past practices or as required by law; (ii) effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law) that would increase its retirement benefit liabilities; (iii) adopt, enter into, amend or modify any Corry Benefit Plan; or
(iv) enter into or amend any employment, severance or similar agreements or arrangements with any trustees or officers, except as contemplated by this Agreement;

          (c) declare or pay any special dividend on, or make any other distribution in respect of, its deposit accounts;

          (d) (i) merge with or into any other corporation, savings institution or bank, permit any other corporation, savings institution or bank to merge into it or consolidate with any other corporation or bank, in either case, unless the fiduciary duties of Corry's Board of Trustees require it to do so, or effect any reorganization or recapitalization; (ii) purchase or otherwise acquire any assets, or shares of any class of stock, of any corporation, savings institution, bank or other business; or (iii) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practices;

          (e) initiate, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal for a merger or sale of assets of Corry (a "Proposal"), or negotiate with any person in, or agree to or endorse any, or authorize or permit any of its officers, trustees or employees or any investment banker, financial advisor, accountant or other representative retained by it to take any such action, except as required by the fiduciary duties of the Corry's Board of Trustees under applicable law, and Corry shall promptly notify Northwest orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters;

          (f) propose or adopt any amendments to its charter or by-laws, except such amendments as may be required to consummate the transactions contemplated by this Agreement;

          (g) enter into an agreement in principle with respect to any acquisition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

          (h) change any of its methods of accounting in effect at December 31, 1996, except as required by changes in laws or regulations or generally accepted accounting principles concurred in by Corry's independent certified public accountants, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1996, except as may be required by law, regulations, or generally accepted accounting principles;

          (i) willfully take action which would or is reasonably likely to (i) adversely affect the ability of either of Northwest or Corry to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect Corry's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth in Articles VIII and X not being satisfied;
                                      -------------     -

          (j) change in any material respect the lending, investment, deposit, asset and liability management and other material policies concerning the business of Corry, unless required by law or regulation or, with respect to lending or depository activities, unless such change is made in response to market conditions;

          (k) make any investment which causes Corry to not be a "domestic building and loan association" as defined in Section 7701 (a)(19) of the Code;

          (l) sell or otherwise dispose of any loan, mortgage-backed security or investment security except in the ordinary course of business consistent with prudent banking practices and policies;

          (m) modify or restructure the terms of any loans except in the ordinary course of business consistent with prudent banking practices;


          (n) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity; or

          (o) agree in writing or otherwise to do any of the foregoing.

          6.3.      Report to Northwest. Corry will use its best efforts to keep
                    -------------------
Northwest fully informed concerning all trends and developments of which it becomes aware that may have a material effect upon the business, any properties or condition (either financial or otherwise) of Corry.

          6.4.      Breaches. Corry shall, in the event it becomes aware of the
                    --------
impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Northwest and use its best efforts to prevent or promptly remedy the same.

          6.5.      Supplement to Disclosure Schedule. Corry will promptly
                    ---------------------------------
supplement or amend the Corry Disclosure Schedule with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Corry Disclosure Schedule. No supplement or amendment to the Corry Disclosure Schedule will have any effect for the purpose of determining satisfaction of the condition set forth in Section 8.2 hereof.

          6.6.      Consents and Approvals. Corry shall use its best efforts to
                    ----------------------
assist Northwest in obtaining the consents and approvals referenced in Section
8.5 hereof.

                                 ARTICLE VII.

                             ADDITIONAL AGREEMENTS

          7.1.      Corry Depositors' Meeting. If required by the Regulations,
                    -------------------------
Corry shall, as soon as is reasonably practicable, call and hold a meeting of its depositors (the "Corry Depositors' Meeting") to submit for depositor approval this Agreement. The Board of Trustees of Corry will recommend that Corry depositors vote in favor of and approve this Agreement at the Corry Depositors' Meeting.

          7.2.      Proxy Statement for Corry Depositors' Meeting. For the
                    ---------------------------------------------
purposes of holding the Corry Depositors' Meeting, and if required by the Department or the FDIC, Corry shall prepare an appropriate proxy statement, being herein referred to as the "Corry Proxy Statement".

          7.3.      Cooperation: Regulatory Approvals. The parties shall
                    ---------------------------------
cooperate in the preparation and submission by them, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the Department, the FDIC, the Federal Reserve Board, the Securities and Exchange Commission, other regulatory authorities, and any other persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by the Agreement. Corry shall also provide to Northwest any information relating to Corry that shall be reasonably necessary or required to be included in any prospectus or registration statement used to sell common stock in connection with the Stock Offering. Each party will have the right to review and comment on such applications, petitions and other documents and materials and shall furnish to the other copies thereof promptly after filing or submission thereof. At the date hereof, none of the parties is aware of any reason that the regulatory approvals required to be obtained by it would not be obtained. The obligation to take action as provided in this Section 7.3 shall not be construed as including
                                -----------
an obligation to accept any terms of or conditions to a consent, authorization, order or approval of, or any exemption by, any party that are unduly burdensome as reasonably determined by the Board of Directors of Northwest or Board of Trustees of Corry. In the event of a restraining order or injunction which prevents the Closing by reason of the operation of Section 10.2, each of the parties hereto shall use its respective best efforts to cause such order or injunction to be lifted and the Closing to be consummated as soon as reasonably practicable.

          7.4.      Brokers or Finders. Each of Northwest and Corry represents
                    ------------------
that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

          7.5.      Additional Agreements: Reasonable Efforts. Subject to the
                    -----------------------------------------
terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of the depositors of Corry described in Section 7.1, including cooperating fully with
                                 -----------
the other party. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Northwest with full title to all properties, assets, rights, approvals, immunities and franchises of Corry, the proper officers and directors/trustees of each party to this Agreement shall take all such necessary action.

          7.6.      Release of Information. Corry and Northwest agree that prior
                    ----------------------
to making any public announcement with respect to the transactions contemplated by this Agreement, each party will consult with the other and will use its best efforts either to agree upon the text of the proposed joint announcement to be made by both parties or to obtain the other's approval (which approval shall not be unreasonably withheld) of the text of an announcement to be made solely on behalf of such party. In the event that the parties do not ultimately agree on the text of any proposed public announcement, no such disclosure shall be made unless the party seeking to make an announcement is advised by counsel that its failure to do so would be reasonably likely to constitute a violation of law.

          7.7.      Advisory Directors. Each member of the Board of Trustees of
                    ------------------
Corry as of the date of this Agreement shall be entitled to serve on an Advisory Board to the Board of Directors of Northwest. The non-employee Advisory Directors shall receive an annual fee no less than the annual fee currently paid to such persons as trustees of Corry as of the date of this Agreement. The Advisory Board will meet monthly. Meetings of the Advisory Board of Directors shall be held in either Warren or Corry, Pennsylvania, or such other location as a majority of the Advisory Directors shall agree.

          7.8.      Indemnification and Insurance Coverage. Northwest agrees
                    --------------------------------------
that all rights to indemnification or exculpation now existing in favor of the trustees, officers, employees and agents of Corry as provided under applicable law or in its charter, bylaws, indemnification agreements or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect thereafter until such time as the applicable statute of limitations has expired. Thereafter, such persons shall be indemnified to the extent permitted by Northwest's charter and bylaws. In the event of any claim or litigation giving rise to such indemnification, Northwest will provide the indemnified party with reasonable access to and the right to copy all documents and other information relating to the subject matter of the litigation and will reasonably cooperate in the defense of such litigation. An employee, agent, trustee or officer of Corry seeking indemnification pursuant to the provisions of Corry's articles of incorporation or bylaws shall be entitled to have the resolution of any dispute regarding the right to and the extent of the indemnification, including without limitation the right to the advancement of or the reimbursement of legal fees and expenses related to such claim or litigation, resolved by an arbitrator selected by Northwest and the indemnified party in accordance with the rules of the American Arbitration Association.

          7.9.      Directors' Life Insurance. Northwest will continue to
                    -------------------------
provide those members of the Advisory Board with life insurance coverage substantially equivalent to the life insurance coverage currently in effect for trustees of Corry as of the Effective Time, and Northwest shall continue to maintain such insurance coverage for as long as such persons serve on the Advisory Board.

          7.10.     Retention of Senior Officers. Northwest agrees to honor all
                    ----------------------------
terms and conditions of each employment agreement of Corry listed in Schedule
                                                                     --------
4.14 of the Corry Disclosure Schedule, which is in effect on the date of this
----
Agreement.

           7.11.    Access to Properties and Records: Confidentiality.
                    -------------------------------------------------

          (a) Corry shall permit Northwest and its representatives reasonable access to its properties, and shall disclose and make available to them all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Corry, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of the board of trustees (and any committees thereof), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Corry may have a reasonable interest. Corry shall make its officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Northwest and its representatives. Corry shall permit the President of Northwest to attend regular meetings of Corry's Board of Trustees', including, without limitation, the loan committee or asset/liability committee meetings.

          (b) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated hereby and, if such transactions shall not occur, the party receiving the information shall, upon request, return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for three years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (x) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof by the party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten business days prior notice thereof.

          7.12      Charitable Foundation. On or prior to the Effective Time,
                    ---------------------
Northwest and Corry shall use their best efforts to establish a charitable foundation (the "Charitable Foundation") for the purpose of providing charitable contributions to Corry, Pennsylvania and in other market areas served by Northwest. The contribution by Corry to the Charitable Foundation shall be $500,000 which contribution shall be made either prior to the Effective Time or promptly thereafter, at the discretion of Northwest. Northwest or Bancorp MHC shall make additional contributions to the Charitable Foundation, and the Charitable Foundation shall maintain a division using funds contributed or earmarked by Corry that is devoted substantially to the Corry community. In the event Northwest determines that it is not feasible or practicable to establish the Charitable Foundation and that the alternative of making charitable contributions directly or through Bancorp MHC is preferable, then the funds (described above) to be earmarked or contributed by Corry shall be contributed directly by Corry to charities or other organizations of its choice prior to or after the Effective Time. The Corry Advisory Board, as described in paragraph
7.7 of this Agreement, shall advise the foundation manager ("Foundation Manager") of the Charitable Foundation on appropriate charities and appropriate distribution of the annual income, and such principal as may be deemed appropriate, from the Corry division of the Charitable Foundation.

          7.13.     Certain Policies. At the request of Northwest, Corry shall,
                    ----------------
no earlier than five business days prior to the Effective Time, (i) establish such reserves and accruals as Northwest shall reasonably request to conform, on a mutually satisfactory basis, Corry's loan, real estate, accrual and reserve policies to Northwest's policies and (ii) establish and take such accruals, reserves and charges in order to implement such policies in respect of severance costs, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses incurred in connection with the Merger, provided, however, that Corry shall not be obligated to take any such action pursuant to this Section 7.12 unless and until (x) Northwest specifies its request in a writing delivered to Corry, and acknowledges that all conditions to the obligations of Northwest to consummate the Merger set forth in Articles VIII and X have been waived (if available) or satisfied and (y) Corry acknowledges that the conditions to its obligation to consummate the Merger set forth in Articles IX and X have been waived (if available) or satisfied. Corry shall not be required to take any such action that is not consistent with generally accepted accounting principles, as determined by Corry's independent auditors, or any requirement applicable to Corry by any bank regulatory agency. The representations, warranties and covenants of Corry contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any action undertaken on account of Sections 7.13 and shall not constitute grounds for termination of the Agreement by Northwest.

                                 ARTICLE VIII.

                  CONDITIONS TO THE OBLIGATIONS OF NORTHWEST

          The obligations of Northwest under this Agreement to cause the transactions contemplated herein to be consummated shall be subject to the satisfaction or written waiver by Northwest of the following conditions:

          8.1.      No Material Adverse Effect. Except as disclosed in Schedule
                    --------------------------                         --------
4.5 to the Corry Disclosure Schedule and except for general changes in market
---
interest rates, payments due under any employment agreements or benefit plans and the transactions contemplated hereby, costs and expenses relating to this Agreement and the transactions contemplated hereby, there shall not have been any Material Adverse Effect, or discovery of a condition or the occurrence of any event that has or is likely to result in such a Effect, in the financial condition, results of operations or business of Corry from December 31, 1996 to the Closing Date; provided, however, that there shall not have occurred a Material Adverse Effect for purposes of this Section 8.1 if such action that
                                             -----------
would have given rise to a Material Adverse Effect was taken by Corry at the request of Northwest pursuant to Section 7.13 of this Agreement.
                                 ------------

          8.2.      Representations and Warranties. Each of the representations
                    ------------------------------
and warranties by Corry contained in this Agreement shall be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) at, or as of, the date of this Agreement and (except to the extent such representation speaks as of an earlier date) and as of any date subsequent, until and including the Closing Date (except as otherwise contemplated or permitted by this Agreement) as though such representations and warranties were made on and as of said date. Any information provided by Corry pursuant to Section 6.5 hereof as a supplement to the Corry Schedule shall be true and correct in all material respects as of the date such information is supplied to Northwest.

          8.3.      Performance and Compliance. Corry shall have performed or
                    --------------------------
complied in all material respects with all covenants and agreements required by the Agreements to be performed and satisfied by it on or prior to the Closing Date.

          8.4.      No Proceeding or Litigation. On the Closing Date, no suit,
                    ---------------------------
action or proceeding shall be pending or overtly threatened, and no liability or claim shall have been asserted against Corry involving any of the assets, properties, business or operations of Corry that would reasonably be expected to have a Material Adverse Effect.

          8.5.      Consents Under Agreements. Northwest shall have received the
                    -------------------------
consent or approval of each person whose consent or approval shall be required in order to permit consummation of the Merger under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument to which Corry is a party or to which its respective property is subject, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Bancorp MHC or Northwest, whether prior to (if applicable) or following the consummation of the transactions contemplated hereby.

          8.6.      No Amendments to Resolutions. Neither the Board of Trustees
                    ----------------------------
of Corry nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by such Board of Trustees with respect to the Agreement or shall have adopted any other resolutions in connection with the Agreement and the transactions contemplated hereby which are inconsistent with such resolutions, except resolutions adopted consistent with the express rights of Corry under this Agreement.

          8.7.      Certificate of Corry Officers. Corry shall have furnished
                    -----------------------------
Northwest a certificate, signed by its Chief Executive Officer, dated the Closing Date, to the effect, based on his knowledge, that the conditions described in Sections 8.1, 8.2, 8.3, 8.4, 8.5, and 8.6 of this Agreement have been fully satisfied.

          8.8.      Corporate Proceedings. All action required to be taken by,
                    ---------------------
or on the part of Corry to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by Corry.

                                  ARTICLE IX.

                    CONDITIONS TO THE OBLIGATIONS OF CORRY

          The obligations of Corry under this Agreement to cause the transactions contemplated herein to be consummated shall be subject to the satisfaction or written waiver by Corry of the following conditions:

          9.1.      Representations and Warranties. Each of the representations
                    ------------------------------
and warranties of Northwest contained in this Agreement shall be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) at, or as of, the date of this Agreement and (except to the extent such representation speaks as of an earlier date) and as of any date subsequent, until and including the Closing Date (except as otherwise contemplated or permitted by this Agreement) as though such representations were made on and as of said date. Any information provided by Northwest pursuant to Section 5.7 hereof as a supplement to the Northwest
                      -----------
Disclosure Schedule shall be true and correct in all material respects as of the date such information is supplied to Corry.

          9.2.      Performance and Compliance. Northwest shall have performed
                    --------------------------
or complied in all material respects with all covenants and agreements required by this Agreement to be performed and satisfied by it on or prior to the Closing Date.

          9.3.      Corporate Proceedings. All action required to be taken by,
                    ---------------------
or on the part of Bancorp MHC and Northwest to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by Bancorp MHC and Northwest.

          9.4.      Certificate of Northwest Officers. Northwest shall have
                    ---------------------------------
furnished to Corry a certificate, signed by its Chief Executive Officer and its Chief Financial Officer and dated the Closing Date, to the effect, based on their best knowledge, that the conditions described in Sections 9.1, 9.2 and 9.3
                                                       -------------------------
of this Agreement have been satisfied.

                                  ARTICLE X.

                 CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES

          In addition to the provisions of Articles VIII and IX hereof, the obligations of Northwest and Corry to cause the transactions contemplated herein to be consummated, shall be subject to the satisfaction or written waiver by both Northwest and Corry of the following conditions:

          10.1.     Governmental Approvals. The parties hereto shall have
                    ----------------------
received all necessary approvals of the transactions contemplated by the Agreements from governmental agencies and authorities, including, without limitation, those of the Department, the FDIC, the DOJ, the Federal Reserve Board and each of such approvals shall remain in full force and effect and all statutory waiting periods in connection therewith shall have expired at the Closing Date and such approvals and the transactions contemplated thereby shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding. Provided, however, that no approval or consent referred to in this Section 10.1 shall be deemed to have been received by Northwest if it shall include any term, condition or requirement that, individually or in the aggregate, (i) would result in a material adverse effect on the results, business, operations, assets, or financial condition of Northwest on a consolidated basis, or (ii) would reduce the economic or business benefits of the transactions contemplated by this Agreement to Northwest in so material a manner that Northwest, in its reasonable judgment, would not have entered into this Agreement; provided further, that no condition or requirement which does no more than subject Corry, Northwest or Bancorp MHC to legal requirements generally applicable to entities and transactions of the same type as a matter of law shall be deemed to affect materially the economic benefits of the transactions contemplated by this Agreement. Northwest shall notify Corry in writing of its intention to terminate this Agreement pursuant to Section 11.1(b)
                                                                 ---------------
hereof as a result of the receipt by Northwest of any such term, condition or requirement within five business days of the written receipt of such term, condition or requirement, or the condition set forth in the second sentence of this Section 10.1 shall be deemed waived by Northwest.
     ------------

          10.2.     No Injunctions or Restraints. No suit, action or proceeding
                    ----------------------------
shall be pending or overtly threatened before any court or other governmental agency by the federal or any state government in which it is sought to restrain or prohibit the consummation of the Merger and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

          10.3.     Corry Depositor Approval. To the extent required by the FDIC
                    ------------------------
or the Department, this Agreement shall have been duly approved by the requisite affirmative vote of the depositors of Corry as contemplated by Section 7.1 hereof.

          10.4      Corporate Proceedings. The obligations of the parties to
                    ---------------------
this Agreement required to be performed at or prior to the Closing Date shall have been duly performed and complied with in all material respects. All action required to be taken by, or on the part of, the parties to this Agreement to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by the parties hereto.


                                  ARTICLE XI.

                                  TERMINATION

          11.1.     Reasons for Termination. This Agreement may be terminated
                    -----------------------
and the Merger abandoned at any time before the Closing Date, whether before or after the approval or adoption of the Agreements by the depositors of Corry:

          (a) By mutual written consent of the Board of Directors of Northwest and the Board of Trustees of Corry;

          (b) By written notice from Northwest to Corry if:

              (i)   any condition set forth in Article VIII of this Agreement
                                         ------------
shall have become impossible to substantially satisfy at any time or has not been substantially satisfied or waived in writing; or

              (ii)  any condition set forth in Article X of this Agreement
                                          ---------
shall have become impossible to substantially satisfy at any time or has not been substantially satisfied or waived in writing, provided, however, Northwest shall not have the right to terminate this Agreement pursuant to this Section
                                                                      -------
11.1(b)(ii) if any condition imposed by Section 10.1 hereof
-----------                             ------------
was not met due to the failure of Northwest to perform or observe the covenants and agreements set forth in this Agreement; or

              (iii) any warranty or representation as set forth in Article
                                                                   -------
IV hereof made by Corry shall be discovered to be or to have become untrue or
--
incorrect in any material respect, or where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be discovered to be or to have become untrue or incorrect in any respect taking into consideration the standard of materiality contained therein, in either case where any such breach has not been cured within thirty (30) days following receipt by Corry of written notice of such discovery;

              (iv) Corry shall have breached one or more provisions of this Agreement in any material respect considering all such breaches in the aggregate, where such breach has not been cured within thirty (30) days following receipt by Corry of written notice of such breach; or

          (c) By written notice from Corry to Northwest, which has been approved by the Board of Trustees of Corry, if

              (i)   any condition set forth in Article IX of this Agreement has
                                          ----------
not been substantially satisfied or waived in writing; or

              (ii)  any condition set forth in Article X of this Agreement has
                                           ---------
not been substantially satisfied or waived in writing; provided, however, Corry shall not have the right to terminate this Agreement pursuant to this Section
                                                                      -------
11.1(c)(ii) if any condition imposed by Section 10.1 hereof was not met due to
-----------                             ------------
the failure of Corry to perform or observe the covenants and agreements set forth in this Agreement; or

              (iii) any warranty or representation as set forth in Article
                                                                   -------
III hereof made by Northwest shall be discovered to be or to have become untrue
---
or incorrect in any material respect, or where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be discovered to be or to have become untrue or incorrect in any respect taking into consideration the standard of materiality contained therein, in either case where any such breach has not been cured within thirty (30) days following receipt by Northwest of written notice of such discovery; or

              (iv) Northwest shall have breached one or more provisions of this Agreement in any material respect considering all such breaches in the aggregate, where such breach has not been cured within thirty (30) days following receipt by Northwest of written notice of such breach.

          (d) By the Board of Directors of Northwest if the Board of Trustees of Corry shall not recommend, or shall withdraw or modify in a manner adverse to Northwest, its recommendation to the Corry depositors to approve this Agreement.

          (e) By the Board of Directors of Northwest or Board of Trustees of Corry at any time if the depositors of Corry have not approved this Agreement by the requisite affirmative vote (if such depositors approval is required by the FDIC or the Department).

          (f) By the Board of Directors of Northwest or Board of Trustees of Corry if the Merger has not been consummated on or before March 31, 1998.

          11.2.     Effect of Termination. In the event of termination of this
                    ---------------------
Agreement by either Corry or Northwest as provided in Section 11.1, this
                                                      ------------
Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Northwest or Corry or their respective officers, trustees or directors except with respect to Sections 5.7, 7.5 and 12.2 hereof.
                                             --------------------------

                                 ARTICLE XII.

                                 MISCELLANEOUS

          12.1.     Nonsurvival of Representations, Warranties and Agreements.
                    ---------------------------------------------------------
None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the covenants and agreements which by their terms are contemplated to be performed after the Effective Time.

          12.2.     Expenses. Except as otherwise provided herein, all expenses
                    --------
incurred by Northwest and Corry in connection with or related to the authorization, preparation and execution of the Agreement, the solicitation of any required depositor approvals and all other matters related to the closing of the transactions contemplated thereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its Affiliates, shall be borne solely and entirely by the party that has incurred the same.

          12.3.     Waivers: Amendments. At any time prior to the Closing Date,
                    -------------------
either Northwest, by action taken by its Board of Directors, or any committee or officers thereunto authorized, or Corry, by action taken by its Board of Trustees, or any committee or officers thereunto authorized, may waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained in the Agreement or agree to the amendment or modification of the Agreement by an agreement in writing executed in the same manner as the Agreement.

          12.4.     Assignment: Parties in Interest. The Agreement shall be
                    -------------------------------
binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by the parties hereto, by operation of law or otherwise, without the prior written consent of the other parties. Nothing in the Agreement, express or implied, is intended to confer upon any third party any rights or remedies of any nature whatsoever under or by reason of the Agreement.

          12.5.     Entire Agreement. This Agreement supersedes any other
                    ----------------
agreement, whether written or oral, that may have been made or entered into by Corry or Northwest or by any officer or officers of such parties relating to the acquisition of the business or assets of Corry by Northwest. The aforementioned agreements constitute the entire agreement by the respective parties, and there are no agreements or commitments except as set forth herein and therein.

          12.6.     Captions and Counterparts. The captions in this Agreement
                    -------------------------
are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

           12.7.    Certain Definitions. For purposes of this Agreement, the
                    -------------------
term:

          (a) "Affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person;

          (b) "Material Adverse Effect" shall mean any material adverse change in or material adverse effect on the business, operations, assets, or financial condition of the parties to this Agreement.

          (c) "Corry Reports" shall mean all reports, registrations, and statements, together with any amendments required to be made with respect thereto that were and are required to be filed with the Department or the FDIC, or any other applicable savings institution regulatory authority.

          (d) "to the knowledge of Northwest" or "to the best knowledge of Northwest" shall mean the actual knowledge of any member of the Board of Directors or of any senior officer of Northwest.

          (e) "to the knowledge of Corry" or "to the best knowledge of Corry" shall mean the actual knowledge of any member of the Board of Trustees or of any senior officer of Corry.

          12.8.     Governing Law. The Agreement shall be construed and
                    -------------
interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of laws rules.

          12.9.     Notices. All notices given hereunder shall be in writing and
                    -------
shall be mailed by first class mail, postage prepaid, or sent by facsimile transmission or by nationally recognized overnight delivery service, addressed as follows:

(a)  If to Northwest to:

               Northwest Savings Bank
               Liberty Street at Second Avenue
               Warren, Pennsylvania 16365
               Attention: Mr. John O. Hanna, President

               Facsimile No. (814) 726-1980

               With A Copy To:

               Luse Lehman Gorman Pomerenk & Schick
               5335 Wisconsin Avenue, N.W.
               Suite 400
               Washington, D.C. 20015
               Attention: Eric Luse, Esq.
               Kenneth R. Lehman, Esq.

               Facsimile No. (202) 362-2902

(b)  If to Corry to:

               Corry Savings Bank
               150 North Centre
               Corry, Pennsylvania 16407
               Attention: Mr. David L. Nichols, President

               Facsimile No. (814) 664-2159

               with a copy to:

               David S. Posner, Esq.
               Goldfarb, Posner, Beck, DeHaven & Drewitz
               26 South Main Street, Suite 200
               Washington, PA 15301

               Facsimile No. (412) 225-9123

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


ATTEST:                               NORTHWEST SAVINGS BANK


By:  /s/ Gregory C. LaRocca           By: /s/ John O. Hanna
     ----------------------------         ---------------------------
     Gregory C. LaRocca, Senior           John O. Hanna, President
     Vice President and Secretary


ATTEST:                               NORTHWEST BANCORP, M.H.C.


By:  /s/ Gregory C. LaRocca           By: /s/ John O. Hanna
     ----------------------------         ---------------------------
     Gregory C. LaRocca, Senior           John O. Hanna, President
     Vice President and Secretary


ATTEST:                               CORRY SAVINGS BANK


By:  /s/ David A. Johnson             By: /s/ David L. Nichols
     ----------------------------         ---------------------------
     David A. Johnson, Director           David L. Nichols, President
     and Secretary